EXHIBIT 99.1

                Cavalier Reports Third Quarter Results

    ADDISON, Ala.--(BUSINESS WIRE)--Oct. 30, 2006--Cavalier Homes, Inc. (AMEX: CAV) today announced financial results for the third quarter and nine months ended September 30, 2006. A summary of the Company's report follows (in thousands, except per share amounts):

                                  Third Quarter     Nine Months Ended
                                       Ended
                                ------------------ -------------------
                                Sept. 30, Oct. 1,  Sept. 1,   Oct. 1,
                                  2006     2005      2006      2005
                                --------- -------- --------- ---------
Revenue                          $50,900  $57,291  $184,625  $172,415
                                  =======  =======  ========  ========
Income (loss) from continuing
 operations before income taxes   (1,104)   1,451       846     1,474
Income tax provision (benefit)      (147)      11       337       (74)
Equity in earnings of equity-
 method investees                    169      117       518       485
                                  -------  -------  --------  --------
Income (loss) from continuing
 operations                         (788)   1,557     1,027     2,033
Income (loss) from discontinued
 operations                           --       28        12    (1,833)
                                  -------  -------  --------  --------
Net income (loss)                $  (788) $ 1,585  $  1,039  $    200
                                  =======  =======  ========  ========

Diluted net income (loss) per
 share:
   From continuing operations    $ (0.04) $  0.09  $   0.06  $   0.11
   From discontinued operations       --       --        --     (0.10)
                                  -------  -------  --------  --------
   Net income (loss)             $ (0.04) $  0.09  $   0.06  $   0.01
                                  =======  =======  ========  ========

Weighted average diluted shares
 outstanding                      18,345   18,365    18,430    18,303
                                  =======  =======  ========  ========

    Commenting on the results, David Roberson, President and Chief Executive Officer, said, "Our lower revenue and earnings comparisons for the third quarter reflected the benefit we received last year from the shipment of 211 Federal Emergency Management Agency (FEMA) homes. These shipments added approximately $6,400,000 in revenue in the year-earlier quarter. Excluding the impact of these shipments, it is clear that our traditional operations for the third quarter continued to be essentially flat against last year. Absent a lift from catalysts that we had expected to lead a recovery during 2006, manufactured housing remained difficult in the third quarter. In particular, we expected hurricane rebuilding and home replacement activity along the Gulf Coast to be key drivers for our business by this time. While we benefited from these recovery efforts, they have not yet materialized to the extent we anticipated due to a number of reasons, including insurance, regulatory and structural issues. The scale of recovery efforts has not been sufficient to offset the overall weaker conditions that persist in our business."

    Roberson noted that the industry shipment statistics through August, the latest report available, reflect an overall decline of 4.2% in industry floor shipments for HUD-Code homes versus the year-earlier eight-month period. In contrast, Cavalier's year-over-year floor shipments for HUD-Code homes fell 5.9% through the first eight months of 2006.

    "While many believed that the industry would begin to see a recovery in HUD-Code shipments by the second half of this year, we continue to face a challenging environment," Roberson said, "and recently our market share slowly has been affected by several factors. Our closing of several facilities since the end of 2003 has affected our ability to efficiently reach portions of states such as Texas and Oklahoma. The slowdown in the Florida market has eroded the sales base we built there after Hurricane Charley. Also, over the past two years we have seen a number of new entrants in the Alabama markets. These issues, along with continued softness in the market generally, have prevented our core business from growing. Although we are continuing to build a presence in the modular home segment and are encouraged about the long-term prospects it holds for our company, a slowing housing market and delayed recovery efforts in the Gulf coastal regions means that we must remain focused on rebuilding our market share in HUD-Code business across our core states.

    "Over the past several years we have proven we can manage our business in a challenging marketplace," Roberson continued. "Today, however, instead of continuing to manage our business down, we are focused on ways to improve both our top-line revenue and market share. Accordingly, over the next few months we will be bringing several new products to market that we believe will allow us to be more competitive. These value-packed products also will enhance our ability to diversify our brands and product lines and improve our ability to gain shelf space with retailers that currently do not sell our homes. We are hopeful that these efforts, combined with new dealer programs, will help us attract retailers in markets where our penetration is weak. Our goal is to offer a complete array of products and programs that will support both exclusive retailers and non-exclusive retailers more effectively while also providing product differentiation that will create additional opportunities for shelf space."

    Total revenue for the third quarter declined 11% from the same period last year, reflecting primarily the non-recurring nature of FEMA shipments in the third quarter of 2005. Home manufacturing net sales - the largest component of revenue, fell to $47,945,000 for the quarter versus $53,711,000 for the third quarter of 2005 (including approximately $6,400,000 in FEMA shipments). Floor shipments declined 14% to 1,999 floors in the third quarter of 2006 versus 2,321 floors in the same period last year (including 211 floors/FEMA homes). Excluding FEMA shipments, floor shipments declined 5% in the third quarter of 2006. Other sources of revenue declined 17% to $2,955,000 in the third quarter of 2006 from $3,580,000 in the year-earlier period, reflecting primarily lower sales at the Company's retail sales centers.

    Gross profit for the third quarter declined $2,896,000 to $8,541,000 from $11,437,000, again reflecting primarily lower floor shipments as higher-margin FEMA shipments in the third quarter of 2005 did not recur in the third quarter of 2006. Gross margin for the third quarter fell to 16.8% versus 20.0% in the same quarter last year.

    During the third quarter, selling, general and administrative expenses declined 2.6% to $9,669,000 from $9,928,000 in the third quarter last year. Selling, general and administrative expenses were 19.0% of revenue in the third quarter of 2006 versus 17.3% in the third quarter of 2005. The year-over-year increase in selling, general and administrative expenses relative to sales reflected primarily the absence of FEMA shipments in the third quarter of 2006.

    Cavalier's revenue for the first nine months of 2006 rose 7% compared with the first nine months of 2005. Home manufacturing sales increased to $175,049,000 for the year-to-date period (including approximately $13,000,000 in FEMA shipments in the first quarter) versus $163,084,000 in the same period last year (including approximately $6,400,000 in FEMA shipments in 2005). Year-to-date shipments declined 6% to 7,356 floors (including 419 floors/FEMA homes) compared with 7,835 floors in the first nine months of 2005 (including 211 floors/FEMA homes). Excluding FEMA shipments, floor shipments for the first nine months of 2006 declined 9%. Other sources of revenue increased 3% to $9,576,000 in the first nine months of 2006 from $9,331,000 in the year-earlier period, reflecting primarily higher revenue from financial services.

    Gross profit for the first nine months of 2006 increased 8% or $2,300,000 to $32,612,000 from $30,312,000 on higher revenue. Gross margin for the first nine months of 2006 was 17.7% versus 17.6% in the same period last year. During the first nine months of 2006, selling, general and administrative expenses increased 10% to $31,618,000 from $28,614,000 in the year-earlier period. Selling, general and administrative expenses were 17.1% of revenue in the first nine months of 2006 versus 16.6% of revenue in the year-earlier period. The increase in selling, general and administrative expenses in the year-to-date period in 2006 reflected higher compensation and employee benefit costs, higher dealer promotional expenses, and the reopening of the Company's plant in Winfield, Alabama, in the fourth quarter last year. The Company recorded no impairment charges in the first nine months of 2006; for the first nine months of 2005, impairment charges totaled $143,000.

    Mike Murphy, Cavalier's Chief Financial Officer, noted that the Company ended the third quarter with cash totaling $19,334,000 versus $14,394,000 at the same time last year. Inventory at the end of the third quarter remained largely unchanged at $27,184,000 compared with $27,258,000 at October 1, 2005, even though the Company was experiencing a build-up in inventory last year in connection with upcoming FEMA shipments. Accounts receivable declined 18% to $11,237,000 at September 30, 2006, from $13,765,000 at the end of the third quarter last year, with the current-year decline again reflecting the absence of FEMA orders that characterized the Company's year-earlier operations.

    Currently, the Company has $4,031,000 outstanding under the $10,000,000 real estate portion of its bank credit facility, which matures in 2017. None of the $25,000,000 revolving line of credit component of the bank credit facility was outstanding at quarter's end, and $12,023,000 of this amount was currently available.

    Cavalier Homes, Inc. and its subsidiaries produce, sell, and finance manufactured housing. The Company markets its homes primarily through independent dealers, including exclusive dealers that carry only Cavalier products, and provides financial services primarily to retail purchasers of manufactured homes sold through its dealer network.

    A public, listen-only simulcast of Cavalier Homes' third quarter conference call will begin at 9:30 a.m. Eastern Daylight Time tomorrow (October 31, 2006) and may be accessed via the Company's web site, www.cavhomesinc.com, or at www.viavid.com. Investors are invited to access the simulcast at least 10 minutes before the start time in order to complete a brief registration form. A replay of this call will be available shortly after the call using this same link and will continue until November 30, 2006.

    With the exception of historical information, the statements made in this press release, including those containing the words "expects," "anticipates," "thinks" and "believes," and words of similar import, and those relating to industry trends and conditions, Cavalier's expectations for its results of operations during the most recent fiscal quarter and in future periods, acceptance of Cavalier's new product initiatives and the effect of these and other steps taken in the last several years on Cavalier's future sales and earnings, and Cavalier's plans and expectations for addressing current and future industry and business conditions, constitute forward-looking statements, are based upon current expectations, and are made pursuant to the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain known and unknown assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements, including among other matters, significant competitive activity, including promotional and price competition; interest rates; increases in raw material and energy costs; changes in customer demand for Cavalier's products; inherent risks in the market place associated with new products and new product lines; and other risk factors listed from time to time in Cavalier's reports filed with the Securities and Exchange Commission, including, but not limited to, those discussed or indicated in Cavalier's Annual Report on Form 10-K for the period ended December 31, 2005, under the heading "Item 1. Business-Risk Factors," and its Quarterly Report on Form 10-Q for the period ended July 1, 2006, under the heading "Safe Harbor Statement under the Private Litigation Reform Act of 1995," as filed with the Securities and Exchange Commission. Cavalier disclaims any obligation to update any forward-looking statements as a result of developments occurring after the issuance of this press release.

                         Cavalier Homes, Inc.
                        Data Sheet - Unaudited
               (In thousands, except per share amounts)

                               Third Quarter Ended  Nine Months Ended
                               ------------------- -------------------
                               Sept. 30,  Oct. 1,  Sept. 30,  Oct. 1,
                                 2006      2005      2006      2005
                               ---------- -------- --------- ---------
STATEMENT OF OPERATIONS SUMMARY
Home manufacturing net sales     $47,945  $53,711  $175,049  $163,084
Financial services                   777      942     2,497     2,236
Retail                             2,178    2,638     7,079     7,095
                                  -------  -------  --------  --------
  Total revenue                  $50,900  $57,291  $184,625  $172,415
                                  =======  =======  ========  ========

Cost of sales                     42,359   45,854   152,013   142,103
                                  -------  -------  --------  --------
  Gross profit                     8,541   11,437    32,612    30,312

Selling, general and
 administrative                    9,669    9,928    31,618    28,614
Impairment and other related
 charges                              --       --        --       143
                                  -------  -------  --------  --------
Operating income (loss)           (1,128)   1,509       994     1,555
                                  -------  -------  --------  --------
Other income (expense):
  Interest expense                  (275)    (256)     (906)     (812)
  Other, net                         299      198       758       731
                                  -------  -------  --------  --------
                                      24      (58)     (148)      (81)
                                  -------  -------  --------  --------
Income (loss) from continuing
 operations before income taxes   (1,104)   1,451       846     1,474
Income tax provision (benefit)      (147)      11       337       (74)
Equity in earnings of equity-
 method investees                    169      117       518       485
                                  -------  -------  --------  --------
Income (loss) from continuing
 operations                         (788)   1,557     1,027     2,033
Income (loss) from discontinued
 operations, including gain on
 disposal of $439 in 2005             --       28        12    (1,833)
                                  -------  -------  --------  --------

Net income (loss)                $  (788) $ 1,585  $  1,039  $    200
                                  =======  =======  ========  ========

Basic net income (loss) per
 share:
   From continuing operations    $ (0.04) $  0.09  $   0.06  $   0.11
   From discontinued operations       --       --        --     (0.10)
                                  -------  -------  --------  --------
   Net income (loss)             $ (0.04) $  0.09  $   0.06  $   0.01
                                  =======  =======  ========  ========

Diluted net income (loss) per
 share:
   From continuing operations    $ (0.04) $  0.09  $   0.06  $   0.11
   From discontinued operations       --       --        --     (0.10)
                                  -------  -------  --------  --------
   Net income (loss)             $ (0.04) $  0.09  $   0.06  $   0.01
                                  =======  =======  ========  ========

Weighted average shares
 outstanding:
  Basic                           18,345   18,112    18,332    18,060
                                  =======  =======  ========  ========
  Diluted                         18,345   18,365    18,430    18,303
                                  =======  =======  ========  ========


                         Cavalier Homes, Inc.
                  Data Sheet - Unaudited (Continued)
                        (Dollars in thousands)

                                Third Quarter Ended Nine Months Ended
                                ------------------- ------------------
                                Sept. 30,  Oct. 1,  Sept. 30, Oct. 1,
                                  2006      2005      2006     2005
                                ---------- -------- --------- --------
OPERATING DATA SUMMARY
Home Manufacturing sales:
Floor shipments:
  HUD Code                          1,738    2,131     6,734    7,334
  Modular                             261      190       622      501
                                   -------  -------   -------  -------
Total floor shipments               1,999    2,321     7,356    7,835
                                   =======  =======   =======  =======

Home shipments:
  Single section                      242      468     1,476      940
  Multi-section                       869      921     2,911    3,424
                                   -------  -------   -------  -------
Total shipments                     1,111    1,389     4,387    4,364
Shipments to company-owned
 retail locations                     (32)     (42)     (128)    (159)
FEMA shipments (all single
 section)                              --     (211)     (419)    (211)
                                   -------  -------   -------  -------
Wholesale shipments to
 independent retailers              1,079    1,136     3,840    3,994
                                   =======  =======   =======  =======

Retail sales:
Home shipments:
  Single section                       16       15        37       46
  Multi-section                        21       40        91      108
                                   -------  -------   -------  -------
Total sales                            37       55       128      154
                                   =======  =======   =======  =======
Cavalier produced homes sold           31       50       111      141
                                   =======  =======   =======  =======
Used homes sold                         6        5        17       13
                                   =======  =======   =======  =======

Home manufacturing facilities --
 operating                                                 7        7
Independent exclusive dealer
 locations                                                85      115
Company-owned stores                                       4        4
Installment loan purchases        $10,122  $13,204   $31,458  $31,978
Capital expenditures              $   223  $   451   $ 1,496  $   832
Depreciation                      $   565  $   611   $ 1,753  $ 1,928


                         Cavalier Homes, Inc.
                  Data Sheet - Unaudited (Continued)
         (In thousands, except ratios and per share amounts)

                                                  Sept. 30,   Oct. 1,
                                                    2006       2005
                                                  ---------  ---------
BALANCE SHEET SUMMARY
Cash and cash equivalents                         $ 19,334   $ 14,394
Accounts receivable, less allowance for losses      11,237     13,765
Notes and installment contracts receivable           5,189      8,829
Inventories                                         27,184     27,258
Other current assets                                 2,560      1,856
                                                   --------   --------
  Total current assets                              65,504     66,102
                                                   --------   --------
Property, plant and equipment, net                  29,317     29,547
Installment contracts receivable, less allowance
 for credit losses                                   4,774      6,261
Other assets                                         5,626      4,574
                                                   --------   --------
  Total assets                                    $105,221   $106,484
                                                   ========   ========

Current portion of long-term debt                 $  1,556   $  1,484
Note payable                                         1,711      2,436
Other current liabilities                           36,326     47,779
                                                   --------   --------
  Total current liabilities                         39,593     51,699
                                                   --------   --------
Long-term debt                                       6,375      7,931
Deferred income taxes                                   --        415
Stockholders' equity                                59,253     46,439
                                                   --------   --------
  Total liabilities and stockholders' equity      $105,221   $106,484
                                                   ========   ========


OTHER INFORMATION
Working capital                                   $ 25,911   $ 14,403
Current ratio                                      1.7 to 1  1.3 to 1
Ratio of long-term debt to equity                  0.1 to 1  0.2 to 1
CIS installment loan portfolio                    $ 11,884   $ 16,017
Stockholders' equity per share                    $   3.23   $   2.54
Number of shares outstanding                        18,345     18,290

    CONTACT: Cavalier Homes, Inc.
             Mike Murphy, 256-747-9800